FOR IMMEDIATE RELEASE                                     July 27, 2017
Contact: Laura Ulbrandt (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES SECOND QUARTER 2017 RESULTS

New York, New York, July 27, 2017--Leucadia National Corporation (NYSE: LUK) today announced its financial results for the three and six month periods ended June 30, 2017. Income before income taxes was $124.7 million and net income attributable to Leucadia National Corporation common shareholders was $58.2 million, or $0.16 per diluted share for the three month period. Income before income taxes was $522.8 million and net income attributable to Leucadia National Corporation common shareholders was $339.6 million, or $0.91 per diluted share for the six month period. During the second quarter, the stock price of HRG Group reversed a portion of its earlier 2017 gains, resulting in an unrealized mark-to-market decrease in value of $75.0 million for the quarter and bringing the year-to-date net increase in value to $100.2 million. The effective tax rate of 41% for the second quarter includes a $9 million charge to revalue state and local deferred tax assets related to recent legislation. The effective tax rate of 30% for the six month period also includes a $32 million benefit (previously reported) resulting from the repatriation of Jefferies earnings from certain of its foreign subsidiaries, along with their associated foreign tax credits.

Rich Handler, CEO of Leucadia, and Brian Friedman, President of Leucadia, said: "We are pleased with Leucadia's second quarter results, reflecting a solid quarter for Jefferies, as previously reported, continued good results at National Beef and progress across Leucadia."

During the second quarter, Leucadia repurchased a total of 1.2 million common shares at an average price of $25.26 per share. Under the current authorization, including share acquisitions this quarter, we have repurchased a total of 10.0 million shares over the past three years at an average price of $20.00 per share. Leucadia currently has 15.0 million remaining shares authorized for repurchase.

In addition, the Company announced today that its Board of Directors has declared a quarterly cash dividend equal to $0.10 per Leucadia common share payable on September 29, 2017 to record holders of Leucadia common shares on September 18, 2017. This reflects a 60 percent increase over Leucadia's historical rate of $0.0625 per Leucadia common share.

Financial Services Businesses

As previously reported, Jefferies second quarter results reflected solid results, with net revenues of $781.7 million. Investment Banking benefited from an improved environment for debt and equity new issuance. Jefferies core equity sales and trading business enjoyed a solid quarter as well and, despite quiet market activity and low volatility, its global cash equity businesses continued to gain market share. Fixed Income results were impacted by lower volumes and reduced volatility which prevailed throughout much of the quarter. The sale of KCG, in which Jefferies held a 24% equity interest, to Virtu Financial closed last week.

Momentum within Berkadia’s debt origination and investment sales divisions has continued and strengthened in 2017. Berkadia originated $9.3 billion in new financing so far this year, up 12% over 2016, and the company heads into the third quarter with a strong pipeline of new deals. Investment sales for the first half of the year are also up 3% over 2016, with slightly improved margins as well. Berkadia continues to be well positioned to provide value to commercial real estate owners throughout the current refinancing wave. We recorded income from associated companies related to Berkadia of $16.2 million and $33.1 million for the three and six month periods ended June 30, 2017.

We are pleased with the development of Leucadia Asset Management ("LAM"). We expect that the favorable investment returns and growth in AUM that we experienced in the first six months will continue, enabling LAM to take a meaningful place within our financial services portfolio.

FXCM has restructured and stabilized its business following its exit from U.S. operations in February.  We have nearly recovered the full amount of cash we invested in FXCM in 2015 and still have $122.1 million of principal balance outstanding on our loan earning a coupon of 20.5%, the maximum allowed under the credit agreement.  In May, FXCM agreed to sell its non-core interest in FastMatch to Euronext for approximately $55.6 million, with a portion held in escrow and subject to certain future adjustments including a share of a $10 million earn-out if certain performance targets of FastMatch are met.  100% of the proceeds from this sale will be used to pay down our loan, while the remaining balance is expected to be paid from additional non-core asset sales and operating cash flow.

HomeFed held its grand opening in June for its 948 Escaya home community, its first village at Otay Ranch, with 21 single family detached model homes on display. Production construction has commenced, with the first home closings anticipated during the fourth quarter of 2017. HomeFed's results for the second quarter include a tax benefit of $13 million related to the favorable resolution of a tax item. We recorded income from associated companies related to HomeFed of $9.3 million during the second quarter.

Foursight Capital, our auto finance platform, continues to grow. Its servicing portfolio is now $476 million and it has completed its fourth securitization, AAA rated, during the quarter.

Merchant Banking Businesses

Beef demand and cattle supply continued to create favorable margin conditions for National Beef during the quarter. National Beef generated pre-tax income of $78.4 million for the second quarter and $135.5 million year-to-date.

On May 24, HRG's majority owned subsidiary, Fidelity & Guaranty Life (FGL), announced that it entered into a definitive merger agreement under which CF Corporation will acquire FGL for $31.10 per share. The transaction is expected to close in the fourth quarter of 2017. This will significantly simplify HRG, which continues its strategic review process.

Garcadia’s 2017 results have been impacted by lower industry-wide sales trends and a few underperforming stores. Management has addressed these issues and is putting extra emphasis on managing costs in light of the current environment. Distributions from Garcadia were $24.7 million during the first half of the year.

Linkem, our fixed wireless broadband provider in Italy, ended the quarter with 455,000 customers, up 13% from year-end. Linkem ended the quarter with 2,127 base stations, 98% of which are LTE enabled, covering over 60% of Italian households, including 19 of the 20 largest cities in Italy.  Linkem expects to achieve its target to cover 80% of the population in the next few years and is well positioned to capitalize on its standing as the fastest growing broadband provider in Italy.

Vitesse anticipates production to exceed 4,000 boe/day in late 2017 as most of the 31 gross drilled but uncompleted wells Vitesse acquired in late 2016 are expected to be completed and flowing to sales by year end.  Over 80% of Vitesse's production for 2017 has been hedged at prices around $50/bbl. JETX has transitioned from an operated to a non-operating strategy under the guidance of the Vitesse management team. JETX owns 14,000 acres in the Eastern Eagle Ford ("EEF") in Brazos & Grimes Counties Texas, and it also retains smaller acreage in Houston County. In late 2016 JETX entered into a development joint venture with Lonestar Resources (Nasdaq: LONE) to develop Lonestar's and JETX's pooled EEF acreage.  In June, Lonestar announced that its Wildcat B#1H well had production averaging 2,123 boe/day for the first 30 days.  JETX has a 50% interest in the well which is among the best wells ever drilled in the EEF.

Idaho Timber generated increased revenues and pre-tax income, as improved volumes were combined with a generally positive margin environment. In addition, efforts to lower costs and increase throughput in the sawmill division yielded enhanced margins.

Golden Queen Mining Company continues to ramp up its mining and processing activities.  During the quarter, a total of 12.6 thousand ounces of gold and 51.9 thousand ounces of silver were produced.  Higher utilization rates, increased tonnage from the mine and reduced downtime in the processing plants are reflective of efforts to bring the operations to capacity.

* * * *

More information on the Company’s results of operations for the three and six months ended June 30, 2017 will be provided upon filing of the Company’s Form 10-Q with the Securities and Exchange Commission.

This press release contains “forward looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements include statements about our future and statements that are not historical facts. These forward looking statements are usually preceded by the words “should,” “expect,” “intend,” “may,” “will,” or similar expressions. Forward looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward looking statements also include statements pertaining to our strategies for future development of our business and products. Forward looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward looking statements is contained in reports we file with the SEC. You should read and interpret any forward looking statement together with reports we file with the SEC.

Past performance may not be indicative of future results. Different types of investments involve varying degrees of risk. Therefore, it should not be assumed that future performance of any specific investment or investment strategy will be profitable or equal the corresponding indicated performance level(s).

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June30,

	2017	2016	2017	2016

Net revenues	$2,732,380	$2,625,358	$5,600,362	$4,640,464

Income (loss) before income taxes and income (loss) related to associated companies	$110,578	$87,572	$637,249	$(234,443)

Income (loss) related to associated companies	14,104	51,890	(114,470)	71,942

Income (loss) before income taxes	124,682	139,462	522,779	(162,501)

Income tax provision (benefit)	50,620	68,850	154,794	(14,511)

Net income (loss)	74,062	70,612	367,985	(147,990)

Net loss attributable to the noncontrolling interests	1,446	760	1,969	1,812

Net income attributable to the redeemable noncontrolling interests	(16,300)	(13,068)	(28,322)	(17,382)

Preferred stock dividends	(1,015)	(1,015)	(2,031)	(2,031)

Net income (loss) attributable to Leucadia National Corporation common shareholders	$58,193	$57,289	$339,601	$(165,591)

Basic earnings (loss) per common share attributable to Leucadia National Corporation common shareholders:
Net income (loss)	$0.16	$0.15	$0.92	$(0.44)

Number of shares in calculation	369,212	372,556	369,206	372,448

Diluted earnings (loss) per common share attributable to Leucadia National Corporation common shareholders:
Net income (loss)	$0.16	$0.15	$0.91	$(0.44)

Number of shares in calculation	371,552	372,556	375,684	372,448

A summary of results for the three months ended June 30, 2017 and 2016 is as follows (in thousands):

	Jefferies	National Beef	Other Financial Services Businesses and Investments	Other Merchant Banking Businesses and Investments	Corporate and Other	Parent Company Interest	Total
2017
Net revenues	$781,672	$1,875,519	$59,340	$13,513	$2,336	$—	$2,732,380

Expenses:
Cost of sales	—	1,750,569	—	69,982	—	—	1,820,551
Compensation and benefits	450,522	9,832	14,948	4,404	11,867	—	491,573
Floor brokerage and clearing fees	44,435	—	—	—	—	—	44,435
Interest	—	2,254	9,890	956	—	14,734	27,834
Depreciation and amortization	15,348	24,459	2,659	7,384	867	—	50,717
Selling, general and other expenses	148,655	9,980	12,905	7,812	7,340	—	186,692
Total expenses	658,960	1,797,094	40,402	90,538	20,074	14,734	2,621,802
Income (loss) before income taxes and income (loss) related to associated companies	122,712	78,425	18,938	(77,025)	(17,738)	(14,734)	110,578
Income related to associated companies	—	—	10,235	3,389	480	—	14,104
Income (loss) before income taxes	$122,712	$78,425	$29,173	$(73,636)	$(17,258)	$(14,734)	$124,682

2016
Net revenues	$720,930	$1,798,634	$(14,113)	$109,415	$10,492	$—	$2,625,358

Expenses:
Cost of sales	—	1,690,908	—	85,462	—	—	1,776,370
Compensation and benefits	415,316	9,635	15,929	7,505	9,706	—	458,091
Floor brokerage and clearing fees	43,591	—	—	—	—	—	43,591
Interest	—	3,796	3,470	721	—	14,719	22,706
Depreciation and amortization	14,633	22,785	3,369	9,038	944	—	50,769
Selling, general and other expenses	139,910	8,655	9,560	20,499	7,635	—	186,259
Total expenses	613,450	1,735,779	32,328	123,225	18,285	14,719	2,537,786
Income (loss) before income taxes and income related to associated companies	107,480	62,855	(46,441)	(13,810)	(7,793)	(14,719)	87,572
Income related to associated companies	—	—	45,322	5,966	602	—	51,890
Income (loss) before income taxes	$107,480	$62,855	$(1,119)	$(7,844)	$(7,191)	$(14,719)	$139,462

A summary of results for the six months ended June 30, 2017 and 2016 is as follows (in thousands):

	Jefferies	National Beef	Other Financial Services Businesses and Investments	Other Merchant Banking Businesses and Investments	Corporate and Other	Parent Company Interest	Total
2017
Net revenues	$1,579,058	$3,436,975	$115,563	$458,740	$10,026	$—	$5,600,362

Expenses:
Cost of sales	—	3,214,407	—	139,238	—	—	3,353,645
Compensation and benefits	911,194	19,144	30,132	9,369	25,917	—	995,756
Floor brokerage and clearing fees	90,293	—	—	—	—	—	90,293
Interest	—	4,068	19,861	1,825	—	29,464	55,218
Depreciation and amortization	30,949	46,858	5,564	15,122	1,734	—	100,227
Selling, general and other expenses	291,640	16,970	27,101	17,066	15,197	—	367,974
Total expenses	1,324,076	3,301,447	82,658	182,620	42,848	29,464	4,963,113
Income (loss) before income taxes and income (loss) related to associated companies	254,982	135,528	32,905	276,120	(32,822)	(29,464)	637,249
Income (loss) related to associated companies	—	—	(122,768)	7,238	1,060	—	(114,470)
Income (loss) before income taxes	$254,982	$135,528	$(89,863)	$283,358	$(31,762)	$(29,464)	$522,779

2016
Net revenues	$1,021,716	$3,433,085	$(126,080)	$234,395	$77,348	$—	$4,640,464

Expenses:
Cost of sales	—	3,260,374	—	164,048	—	—	3,424,422
Compensation and benefits	765,435	18,968	29,192	14,749	19,154	—	847,498
Floor brokerage and clearing fees	84,070	—	—	—	—	—	84,070
Interest	—	7,763	6,392	1,436	—	29,433	45,024
Depreciation and amortization	29,223	45,411	6,091	17,767	1,887	—	100,379
Selling, general and other expenses	281,305	16,305	17,980	41,329	16,595	—	373,514
Total expenses	1,160,033	3,348,821	59,655	239,329	37,636	29,433	4,874,907
Income (loss) before income taxes and income related to associated companies	(138,317)	84,264	(185,735)	(4,934)	39,712	(29,433)	(234,443)
Income related to associated companies	—	—	58,315	12,794	833	—	71,942
Income (loss) before income taxes	$(138,317)	$84,264	$(127,420)	$7,860	$40,545	$(29,433)	$(162,501)